Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 1, 2013, by and among IDC Global, Inc., a Delaware corporation (the “Company”), GBS Enterprises Incorporated, a Nevada corporation (the “Seller”), Global Telecom & Technology Americas, Inc., a Virginia corporation (the “Purchaser” or “Purchasers”). The Company, Seller, and Purchaser are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

A.           Seller is the one hundred (100) percent controlling shareholder of Company. The Seller, beneficially and of record, owns all of the issued and outstanding shares of the Company (the “Shares”).

B.           The Company is engaged in the business of providing data center facilities, connectivity and management to users in Chicago (the “Business”).

C.           Purchaser desires to purchase all of the Shares from the Seller, and Seller desires to sell the Shares owned by Seller to Purchaser, on the terms and subject to the conditions herein contained (the “Purchase”).

AGREEMENT

In consideration of the mutual agreements and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; CLOSING

Section 1.1           Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser hereby purchases and acquires from Seller, all right, title and interest in and to the Shares set forth across from the name of Seller on Exhibit A in exchange for the payment by Purchaser of the amounts provided in Section 1.2 (the “Purchase Price”), which amount shall be subject to adjustment pursuant to Section 1.5. Exhibit B lists assets and Liabilities that are excluded from the Purchase. To the extent not completed prior the date hereof, Purchaser, the Company and Seller shall take all actions reasonably necessary to transfer any and all such excluded assets and excluded Liabilities to Seller so as to ensure Purchaser shall not assume or be obligated to satisfy any excluded asset or Liability and Seller shall have the benefit of all such excluded assets.

Section 1.2           Purchase Price. The Purchase Price consists of an aggregate amount equal to Four Million Six Hundred Thousand Dollars ($4,600,000) that will be paid by Purchaser as follows:

(a)  at Closing, Purchaser shall pay to Seller by a wire transfer of immediately available funds an amount (the “Closing Date Payment”) equal to (i) the Purchase Price (subject to any adjustment to be made pursuant to Section 1.5(a) hereof) less (ii) the sum of the AR Holdback Amount, the Equipment Holdback Amount and the Dispute Holdback Amount;

(b)  within one (1) business day of the Company receiving payment in the amount of Two Hundred Seventeen Thousand Four Hundred Seventy Seven Dollars and Eighty Six Cents ($217,477.86) (the “AR Holdback Amount”) for the accounts receivable owed to the Company by Affiliates of Seller, Purchaser shall pay to Seller by wire transfer of immediately available funds the AR Holdback Amount;

(c)  within three (3) business days of the date that reasonably satisfactory evidence is provided to Purchaser that the Company has been released from the GroupLive Liabilities and all Liens on the assets of the Company related to such GroupLive Liabilities have been removed, Purchaser shall pay to Seller by wire transfer of immediately available funds the amount of (i) Three Hundred Thirty Four Thousand Dollars ($334,000) (the “Equipment Holdback Amount”) less (ii)the sum of (x) any amounts that, notwithstanding Section 5.5 hereof, Purchaser or the Company was required to pay in respect of the GroupLive Liabilities, and (y) the amount that the Company is required to spend (and provides reasonably satisfactory evidence thereof to Seller) in order to purchase equipment to replace the GroupLive Assets so as to be able to provide the same service that is being provided today to customers of the Company whose services are provided in part by the GroupLive Assets; provided, however, that in no event shall the amount deducted from the Equipment Holdback Amount pursuant to this Section 1.2(c)(ii)(y) exceed One Hundred Twenty Five Thousand Dollars ($125,000); and

(d)  within three (3) business days of Seller providing Purchaser with evidence reasonably satisfactory to Purchaser that the Identified Dispute has been resolved (or that the counter-party to such dispute has agreed that the Company shall have no further liability with respect to such matter) (“Dispute Resolution Evidence”), Purchaser shall pay to Seller by a wire transfer of immediately available funds an amount equal to the Dispute Holdback Amount less any amount paid by Purchaser or the Company to a third party in connection with the Identified Dispute in accordance with Section 7.5 hereof; provided, however, that if Purchaser shall have not been provided with reasonably satisfactory Dispute Resolution Evidence on or before the date that is eighteen (18) months after the date hereof (the “Dispute Holdback Expiration Date”) then Purchaser shall have no obligation to make any further payment of the Dispute Holdback Amount to Seller and, in that case, the Dispute Holdback Amount shall be deemed an offset against any amounts that Seller may be deemed pursuant to Article VII hereof to owe any Purchaser Indemnitee in respect of the Identified Dispute. As used herein, the “Dispute Holdback Amount” shall mean an amount equal to Five Hundred Twenty Eight Thousand Seven Hundred Seventy Seven Dollars and Ninety Three Cents ($528,777.93).

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Section 1.3           The Closing. The closing of the Purchase and the other transactions contemplated by this Agreement (the “Closing”) is taking place concurrently with the execution and delivery of this Agreement (the date of this Agreement being referred to herein as the “Closing Date”).

Section 1.4           Closing Deliveries.

(a)          Seller Deliveries to Purchaser. At the Closing:

(i)          the Seller is assigning and transferring to Purchaser all of his or its right, title and interest in and to the Shares by delivering to Purchaser the certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank;

(ii)         the Seller is delivering to Purchaser such evidence as Purchaser shall have reasonably requested with respect to the Indebtedness of the Company for borrowed money and capital lease obligations, if any, outstanding immediately prior to the Closing;

(iii)        the Seller is delivering to Purchaser the seal, minute book and equity interest transfer records of the Company, all original corporate records and documents of the Company and all tangible and intangible assets of the Company not currently in the possession of the Company but in the possession of the Seller; and

(iv)        the Seller shall deliver to the Purchaser such other documents or instruments, in form and substance reasonably acceptable to the Purchaser, as the Purchaser may deem reasonably necessary or as may be required to consummate the transactions contemplated hereby.

(b)          Purchaser Deliveries to the Seller. At the Closing, Purchaser shall deliver or cause to be delivered to the Seller the Closing Date Payment.

Section 1.5           Purchase Price Adjustment.

(a)          Purchase Price Adjustment at Closing. The Seller has prepared in consultation with the Purchaser a statement (the “Preliminary NWC Statement”) setting forth their good faith estimated calculation of the Net Working Capital (the “Preliminary Net Working Capital”) as of the Closing, which has been prepared in accordance with GAAP, using the past practices of the Company, and includes reasonable support for the calculations made therein. The Purchase Price paid at the Closing pursuant to Section 1.1 shall be increased or decreased, as the case may be, on a dollar for dollar basis (the “Closing NWC Adjustment”), to the extent (if any) that the Preliminary Net Working Capital is greater or less than, as the case may be, zero dollars ($0.00).

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(b)          Post-Closing Determination of any Purchase Price Adjustment. Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Seller a statement (the “Post-Closing NWC Statement”) setting forth Purchaser’s calculation of the Net Working Capital of the Company as of immediately prior to the Closing (the “Closing Net Working Capital”), with reasonable support for such calculation. During the twenty (20) business day period after the Post-Closing NWC Statement has been provided to the Seller by Purchaser (the “NWC Review Period”) the Seller may, but shall not be obligated to, dispute any of the items in the Post-Closing NWC Statement by delivery of a written notice (the “NWC Dispute Notice”) to Purchaser, which shall provide reasonable detail concerning each item that the Seller disputes in the Post- Closing NWC Statement, include reasonable support for each such position, and set forth the Seller’s determination of the Closing Net Working Capital. During the NWC Review Period and any subsequent time period during which the Post-Closing NWC Statement is being disputed as provided in this Section 1.5(b), Purchaser shall provide (and cause the Company to provide) the Seller and its representatives with reasonable access, upon reasonable notice and during times mutually and reasonably agreeable to Purchaser and the Seller, to the books, records and working papers of Purchaser and the Company that are reasonably related to the Post-Closing NWC Statement. If the Seller does not deliver to Purchaser a NWC Dispute Notice prior to the expiration of the NWC Review Period, the Seller shall be conclusively deemed to have waived any right to object to the Post- Closing NWC Statement delivered by Purchaser and the Post-Closing NWC Statement delivered by Purchaser shall be final and binding upon Purchaser, the Company and the Seller. If the Seller delivers a NWC Dispute Notice to Purchaser prior to the expiration of the NWC Review Period, then for a period of thirty (30) days after receipt by Purchaser of such NWC Dispute Notice, Purchaser and the Seller shall negotiate in good faith to resolve the items disputed by the Seller in such NWC Dispute Notice. If Purchaser and the Seller resolve all of the disputed items in such NWC Dispute Notice during such thirty (30) day period, the Post-Closing NWC Statement shall be revised to reflect such resolution, and as so revised shall be final and binding upon Purchaser, the Company and the Seller. If the Seller delivers an NWC Dispute Notice to Purchaser prior to the expiration of the NWC Review Period and Purchaser and the Seller do not resolve all of the disputed items in such NWC Dispute Notice within the period of thirty (30) days after receipt by Purchaser of such NWC Dispute Notice, Purchaser and the Seller shall jointly engage a nationally-recognized independent accounting firm reasonably acceptable to both Purchaser and the Seller (the “Independent Accountants”) (it being acknowledged that an objection to proposed Independent Accountants shall be reasonable if such accounting firm has previously provided services to Purchaser, the Company, the Seller or their respective Affiliates) and submit the disputed items to the Independent Accountants for resolution. The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing NWC Statement that continue to be disputed by Purchaser and the Seller as of the time of engagement of the Independent Accountants. Each of Purchaser and the Seller shall furnish to the Independent Accountants such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountants may reasonably request. The Independent Accountants shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each such Party's position) giving due regard to the mutual intention of Purchaser and the Seller to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible. The Independent Accountants shall not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by Purchaser, on the one hand, or the Seller, on the other hand (as applicable), or lower than the lowest dollar amount for such item assigned by Purchaser, on the one hand, or the Seller, on the other hand (as applicable). Promptly, but no later than thirty (30) days after engagement, the Independent Accountants shall deliver a written report to Purchaser and the Seller as to the treatment of the disputed items, and the Independent Accountants’ determinations shall be conclusive and binding upon Purchaser, the Company and the Seller and the Post-Closing NWC Statement shall be revised to reflect such resolution. The Post-Closing NWC Statement, as finally determined in accordance with this Section 1.5(b), shall be conclusively deemed the “Final Post-Closing NWC Statement” and shall be final and binding upon Purchaser, the Company and the Seller. The Closing Net Working Capital set forth on the Final Post- Closing NWC Statement is referred to herein as the “Final Closing Net Working Capital.” The fees, costs and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 1.5(b) shall be paid by Purchaser, on the one hand, and by the Seller, on the other hand, based upon the percentage that the amount not awarded to such Party bears to the amount actually contested by such Party.

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(c)          Payment of Purchase Price Adjustment. Upon the Final Closing Net Working Capital being determined pursuant to Section 1.5(b), the Purchase Price shall be adjusted upwards or downwards, as the case may be, by the Final Adjustment Amount. The “Final Adjustment Amount” shall equal the amount, if any, that the Final Closing Net Working Capital is either greater than or less than the Preliminary Net Working Capital. If the Final Adjustment Amount is a positive number, the Final Adjustment Amount shall be paid by Purchaser to the Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller and, if the Final Adjustment Amount is a negative number, Seller shall pay to Purchaser an amount equal to the absolute value of the Final Adjustment Amount. Any payment under this Section 1.5(c) shall be made within five (5) business days after the determination of the Final Closing Net Working Capital pursuant to Section 1.5(b). If any Party fails to pay any amount when due under this Section 1.5(c), such unpaid amount shall thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, from the required date of payment until the date on which such amount is paid in full. Any payment made pursuant to this Section 1.5 shall be an adjustment to the Purchase Price for Tax purposes.

(d)          Clarification. For the avoidance of doubt, the Parties hereby agree and acknowledge that any Net Working Capital adjustment pursuant to this Section 1.5 will not preclude Purchaser Indemnified Parties from recovering any indemnifiable Losses in accordance with Article VII arising out of any breach of Seller’s representations and warranties set forth in this Agreement; provided, that, notwithstanding the foregoing, no Party shall have any right to bring any claims, whether pursuant to Article VII or otherwise, with respect to any matter resolved or otherwise deemed final in the Final Closing Net Working Capital and the Final Post-Closing NWC Statement.

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(e)          “Net Working Capital” means Current Assets minus Current Liabilities; with: (a) the “Current Assets” consisting of cash and cash equivalents, short-term investments, accounts receivable net of allowance for doubtful accounts, inventory, deposits (including lease deposits), retainers, work in process, prepaid expenses, and other current assets of the Company, in each case as determined in accordance with U.S. GAAP (excluding any effects from purchase accounting); and (b) “Current Liabilities” consisting of accounts payable, accrued expenses, committed but unaccrued capital expenditures, deferred revenue, and other current liabilities of the Company, in each case as determined in accordance with U.S. GAAP.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Seller and the Company entering into this Agreement and consummating the transactions contemplated by this Agreement and the Transaction Documents, Purchaser represents and warrants to the Seller as follows:

Section 2.1           Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and Purchaser is qualified to do business and in good standing in each other jurisdiction in which the failure to so qualify and be in good standing would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement and the Transaction Documents to which it is or will become a party or to consummate the transactions contemplated hereby and thereby. Purchaser each has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 2.2           Authority; Enforceability. Purchaser has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Transaction Document to which it is or will become a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and each Transaction Document to which Purchaser is or will become a party has been, or when executed shall be, duly executed and delivered by Purchaser. This Agreement, assuming that this Agreement is a valid and binding obligation of the Company and the Seller, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, and each Transaction Document to which Purchaser is or will become a party, assuming that such Transaction Document is a valid and binding obligation of the other parties thereto, is, or when executed shall constitute, a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies.

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Section 2.3           Consents. No consent, approval, waiver, order, permit or authorization of, or registration, application, qualification, designation, declaration, filing or notification with or to, any Governmental Body or any other Person is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Documents to which Purchaser is or will become a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.

Section 2.4           Legal Matters. There are no Proceedings or Claims pending or, to the knowledge of Purchaser, threatened against Purchaser or any of their respective assets or properties, or any Orders outstanding against Purchaser, in each case that would adversely affect Purchaser’s ability to perform its obligations under this Agreement and the Transaction Documents to which it is or will become a party or to consummate the transactions contemplated hereby or thereby.

Section 2.5           No Violation. The execution and delivery by Purchaser of this Agreement and each Transaction Document to which Purchaser is or will become a party and the consummation by Purchaser of the transactions contemplated hereby and thereby, including Purchaser’s compliance and performance of the terms, conditions and provisions thereof, do not and will not: (a) violate or conflict with any provision of the Organizational Documents of Purchaser, as applicable, (b) violate or conflict with any Law applicable to Purchaser or by which any of their respective assets or properties are bound or affected, (c) with or without the passage of time or the giving of notice, or both, violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under, or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under, any Contract to which Purchaser is a party or by which Purchaser or any of their respective assets or properties are bound or affected, or (d) result in the creation or imposition of a Lien on any of Purchaser’s assets or properties.

Section 2.6           Brokers’ and Finders’ Fees. No agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of Purchaser or any of its representatives or Affiliates (prior to the Closing) in connection with the negotiation, execution or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission from Purchaser or its Affiliates, the Company or the Seller as a result of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

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Section 2.7           Investment Intent. Purchaser is acquiring the Shares for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

Section 2.8           Independent Investigation; Seller and Company Representations. In entering into this Agreement, Purchaser acknowledges that it has conducted its own investigation, review and analysis. Purchaser hereby acknowledges and agrees that other than the representations and warranties made in Articles III and IV hereof, none of the Company, Seller or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the Company, the Business or the Shares or any of the assets, liabilities or obligations of the Company. The existence or reliance by Purchaser on any such other representation or warranty is hereby expressly disclaimed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Purchaser entering into this Agreement and consummating the transactions contemplated by this Agreement and the Transaction Documents, the Seller, represents and warrants to Purchaser that, except as set forth on the Disclosure Schedule attached hereto as Exhibit C, which exceptions shall be deemed to be part of the representations and warranties made hereunder to the extent provided in the following sentence, the following representations are true and complete as of the date hereof. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III, and no disclosure contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose. The disclosures in any section of the Disclosure Schedule shall qualify only (a) the Sections and subsections of this Agreement corresponding to such numbered and lettered sections, (b) other Sections and subsections in this Article III to the extent incorporated by cross-reference in appropriately numbered and lettered sections of the Disclosure Schedule, and (c) other Sections and subsections in this Article III to the extent it is reasonably apparent based on the substance of the disclosure that such disclosure is applicable to such other sections:

Section 3.1           Organization, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. The Company has qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business or the nature or location of its assets requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Purchaser a correct and complete copy of: (i) the certificate of incorporation of the Company and each amendment thereto and (ii) the by-laws of the Company and each amendment thereto.

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Section 3.2           Authority; Enforceability. The Company has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which the Company is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and each Transaction Document to which the Company is or will become a party has been, or when executed shall be, duly executed and delivered by the Company. This Agreement, assuming that this Agreement is a valid and binding obligation of Purchaser and the Seller, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and each Transaction Document to which the Company is or will become a party, assuming that such Transaction Document is a valid and binding obligation of the other parties thereto, is, or when executed shall constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.3           Capitalization.

(a)          The Seller is the sole equity holder of the Company. Exhibit A sets forth a correct and complete list of the name of Seller and the number of Shares held, beneficially and of record, by Seller immediately prior to the Closing. The Shares are duly authorized and validly issued, fully paid and non-assessable, and none of the Shares were issued in violation of any applicable federal or state securities Laws or any other applicable Law or in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights.

(b)          There are no outstanding: (i) subscriptions, options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that required or obligated the Company, on a contingent basis or otherwise, to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase, retire or redeem, any equity interests in the Company or any interest therein or (ii) restricted stock, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(c)          There are no Contracts to which the Company or, to the Company’s Knowledge, any other Person, is a party with respect to: (i) the voting of any equity securities of the Company (including any proxy or director nomination rights); or (ii) the transfer of any equity interests in the Company (including any preemptive right, right of first offer, right of first refusal, participation right, “take along” right or similar right).

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(d)          Neither the Company nor, to the Company’s Knowledge, the Seller has any obligation, absolute or contingent, to any other Person to sell any equity interests in the Company, or any of the Company’s business or assets, or to effect any merger, consolidation, recapitalization or other reorganization of the Company, or to enter into any Contract with respect thereto.

Section 3.4           Consents. No consent, waiver, approval, order, permit or authorization of, or registration, application, qualification, designation, declaration, filing or notification with or to, any Governmental Body or any other Person, including a party to a Contract to which the Company is a party or by which any of its assets or properties are bound or affected, is required in connection with the execution, delivery and performance by the Company of this Agreement or any of the Transaction Documents to which the Company is or will become a party or the consummation by the Company of the transactions contemplated hereby or thereby.

Section 3.5           No Violation. The execution and delivery by the Company of this Agreement and each Transaction Document to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, including the Company’s compliance and performance of the terms and conditions thereof, do not and will not (i) violate or conflict with any provision of the Organizational Documents of the Company or any Law applicable to the Company or by which the Company or any of its assets or properties are bound or affected, (ii) with or without the passage of time or the giving of notice, or both, violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under, or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under, any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound or affected, (iii) result in the creation or imposition of a Lien on any of the Company’s assets or properties, (iv) result in the termination, suspension, revocation, impairment, forfeiture, nonrenewal or other adverse modification of any Company Permit or (v) result in the vesting of, the payment of, or the creation of any obligation, whether absolute or contingent, to vest or pay, on behalf of the Company, any equity or equity-related grant, bonus, severance, termination, “golden parachute” or similar payment (including any “double-trigger” rights), whether pursuant to Contract or under applicable Law, with respect to any current or former employee, officer or director of the Company, other than, in the case of clause (ii), any such violations, conflicts, breaches, defaults or rights under Contracts that (i) are not Material Contracts and (ii) would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6           Financial Statements.

(a)          Attached in Section 3.6(a) of the Disclosure Schedule are the balance sheets of the Company at December 31, 2010, 2011 and 2012 and the related statements of operating results and retained earnings and statements of cash flows for the years then ended (collectively, the “Financial Statements”). The Financial Statements (A) fairly present, in all material respects, the financial condition, results of operations, cash flows and stockholders’ equity of the Company as of the respective dates thereof and for the respective periods covered thereby and (B) have been prepared from, and are in accordance with, the books and records of the Company.

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(b)          The Company maintains books and records that fairly reflect, in all material respects, its assets and liabilities, and the transactions of the Company reflected therein. To the Company’s Knowledge, the Company’s transactions are recorded in the Company’s books and records as necessary to permit preparation of the financial statements of the Company, which transactions reflected in the Company’s books and records have, to the Company’s Knowledge, been executed in accordance with management’s authorization.

Section 3.7           Absence of Undisclosed Liabilities. The Company has no Liabilities, except (a) Liabilities reflected on the Financial Statements, (b) Liabilities or obligations incurred after January 1, 2013 in the ordinary course of business, none of which ordinary course liabilities or obligations involves any breach of Contract, breach of warranty, tort, infringement or violation of Law by the Company and none of which, either individually or in the aggregate, is material to the Company and (c) Liabilities under the executory portion of any Material Contract (or non-material Liabilities under other Contracts) by which the Company is bound (in each case, none of which is a Liability resulting from breach of such Contract). The Company has not guaranteed, and it is not otherwise primarily or secondarily liable in respect of, any obligation or liability of any other Person, except to the extent disclosed in the Financial Statements.

Section 3.8           Personal Property; All Assets.

(a)          The Company has good and marketable title, or holds valid and enforceable leases, to all the Personal Property held or used by it, free and clear of all Liens other than Permitted Liens. Each item of Personal Property is in good operating condition and repair (reasonable wear and tear excepted) and free of any material structural or engineering defects, is suitable for the purposes for which it is currently used, and has been operated in compliance, in all material respects, with applicable Law. There are no pending or, to the Company’s Knowledge, threatened, condemnation or similar proceedings against the Company or any of the Personal Property. The Personal Property, as a whole, is sufficient for the conduct of the business of the Company as conducted by the Company as of the date of this Agreement. The Company has delivered to Purchaser a correct and complete copy of each lease for any leased Personal Property, and all amendments, supplements or modifications thereto.

(b)          The assets, property, rights and privileges owned, leased or licensed by the Company (the “Personal Property”), constitute all of the assets, property, rights and privileges that are necessary to operate the business of the Company as conducted as of the date of this Agreement. The Personal Property material to the operation of the Company’s business is located at the locations as set forth in Section 3.8(b) of the Disclosure Schedule.

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Section 3.9           Real Estate. The Company does not own, and has never owned, any real property. The Company is not a party to any leases or subleases under which the Company uses or occupies or has the right to use or occupy any real property, other than leases and licenses entered into in the ordinary course of business as disclosed in Section 3.13(a) of the Disclosure Schedule.

Section 3.10         Insurance. Section 3.10 of the Disclosure Schedule sets forth a list of all insurance policies, including self-insurance programs, maintained by the Company or which name the Company as an insured or loss payee (collectively, the “Insurance Policies”). There is no claim by the Company pending under any of such Insurance Policies as to which the Company has received written notice that coverage has been denied or disputed by the underwriters of such Insurance Policies. All premiums due and payable under all the Insurance Policies have been paid and are not subject to renegotiation or retroactive adjustment, and the Company is in compliance, in all material respects, with all other terms and conditions of the Insurance Policies. All of the Insurance Policies are in full force and effect through the Closing. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any Insurance Policies. The Company has not received any notice of cancellation, termination, non-renewal or reduction in coverage under any of the Insurance Policies. Correct and complete copies of all Insurance Policies have been made available to Purchaser.

Section 3.11         Permits and Licenses. The Company is in possession of all franchises, authorizations, licenses, permits, certificates, approvals, clearances, consents, registrations, certificates of authority, Orders or similar rights issued, granted or obtained by or from any Governmental Body (collectively, “Permits”) that are necessary for the Company to own, lease and operate its assets and properties or to carry on its business as it is now conducted in compliance with applicable Law and any Orders applicable to it or any of its assets or properties (collectively, “Company Permits”), other than such Permits the failure to have obtained of which would not reasonably be expected to have a Material Adverse Effect.

Section 3.12         Compliance with Laws. The Company is in compliance in all material respects with all applicable Laws and has in the past complied in all material respects with all applicable Laws, and no Proceeding or Claim has been filed or commenced against it or, to the Company’s Knowledge is threatened, alleging any failure or alleged failure so to comply. The Company has not received any notice in writing from any Governmental Body to the effect that: (a) the Company is not in compliance with, or has in the past not been in compliance with, in each case in any material respect, any applicable Laws; or (b) any Governmental Body intends to initiate any Proceeding or Claim against the Company or any of its assets or properties. None of the Company, its assets or properties, or, to the Company’s Knowledge, its directors, officers, employees or stockholders in their capacities as such, is a party to or bound or affected by any Order or similar restriction that materially restricts the conduct by the Company of its business or which would otherwise reasonably be expected to have a material adverse impact on the ability of the Company to conduct its business as presently conducted. This Section 3.12 shall not apply to Taxes, which shall be governed solely by Section 3.15.

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Section 3.13         Contracts.

(a)          Section 3.13(a) of the Disclosure Schedule sets forth a correct and complete list of (i) the Contracts of the Company with its largest ten (10) customers by revenues, (ii) all Contracts of the Company with vendors for amounts in excess of $100,000 and (iii) all Contracts with counter-parties other than customers or vendors that are material to the Company’s Business, as it is presently conducted as of the date hereof (collectively, the “Material Contracts”).

(b)          Each Material Contract represents the valid, legal and binding obligation of the Company, in full force and effect and, to the Company’s Knowledge, each Material Contract is enforceable against the other parties thereto, in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies. The Company is not currently renegotiating any of the Material Contracts or paying liquidated damages in lieu of performance thereunder. The Company is not in material breach or default under, or in receipt of any claim of material default or breach under, any Material Contract and, to the Company’s Knowledge, none of the counterparties to any Material Contract is in material breach of or default thereunder; no event has occurred which, with the passage of time or the giving of notice, or both, would result in a material default, breach or event of noncompliance by the Company or, to the Company’s Knowledge, any other party thereto, under any Material Contract; and the Company has no Knowledge of any event or circumstance that would reasonably be expected to result in a material breach by any of the other parties to any Material Contract. The Company has not received any written notice of any termination, material modification, acceleration, cancellation, nonrenewal or material adverse price adjustment of any Material Contract.

(c)          The Company has provided to Purchaser correct and complete copies of all written Material Contracts, including all amendments, waivers, supplements or other changes thereto, along with summaries of each of the material terms of each of the oral Material Contracts.

Section 3.14         Intellectual Property. Section 3.14 of the Disclosure Schedule lists all of the material Intellectual Property Rights owned, leased or licensed by, or otherwise used by, the Company, and indicates, for each item, whether it is owned, leased or licensed. To the Knowledge of the Company, (i) no Person, including any current or former employee, independent contractor, consultant, freelancer or other service provider of the Company, is infringing, misappropriating or otherwise violating the Intellectual Property Rights of the Company, (ii) the operations, products and processes of the Company do not infringe on, misappropriate or violate, and have not infringed on, misappropriated or violated, any of the rights of any third party with respect to any Intellectual Property Rights, (iii) there are no Claims pending or, to the Company’s Knowledge, threatened, against the Company with respect to any Intellectual Property Rights, and (iv) there is no Claim, pending or, to the Company’s Knowledge, threatened, that challenges the Company’s ownership rights or rights to use, or the validity, enforceability or effectiveness of, any Intellectual Property Rights used, owned, or licensed by, the Company.

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Section 3.15         Taxes.

(a)          All material Tax Returns required to be filed with any Governmental Body by the Company or the Seller (in relation to the Company or its interest therein) have been timely filed and were correct and complete in all material respects. All material Taxes due and payable by the Company, whether or not shown on any Tax Return, have been timely paid in full. The Company is not currently the beneficiary of, or and has not applied for, any extension of time within which to file any Tax Return.

(b)          The Company has complied with all material requirements of Law in relation to the withholding and deposit of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Body all material amounts required to be so withheld and paid under applicable Law, including any Taxes in connection with any amount paid or owing, or any income or gain allocated, to any current or former stockholder, employee, independent contractor, creditor or any other Person. The Company has timely and properly completed and filed the Schedules K-1 (and comparable schedules under applicable state, local or foreign Tax Law), Forms W-2 and 1099, and other Tax Returns required with respect to such withholding and deposit of Taxes.

(c)          Charges, accruals and reserves for Taxes with respect to the Company for any pre-Closing Tax period or for any tax period beginning before the Closing but ending after the Closing (a “Straddle Period”) (including any pre-Closing Tax period or Straddle Period for which no Tax Return has yet been filed) have been estimated and reflected on the Financial Statements (in addition to any accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) and are adequate in all material respects to cover such Taxes (without taking into account any accrual or reserve for deferred Taxes) as of the date of such Financial Statements, whether or not shown as due on any Tax Return. Except for Taxes incurred in the ordinary course of business, the Company has no liability for unpaid Taxes accruing after the date of the Financial Statements.

(d)          No claim, audit, examination, action, suit, proceeding or investigation in respect of any Tax matters (including by any Governmental Body or under any indemnification or Tax sharing agreement) is now being conducted, pending or, to the Knowledge of the Company, threatened against the Company or the Seller (in relation to the Company or Seller’s interest therein). Neither the Company nor the Seller (in relation to the Company or Seller’s interest therein) has received from any Governmental Body (i) any written notice indicating an intent to open a Tax audit or other review, (ii) any request for information related to Tax matters, or (iii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed against the Company or the Seller (in relation to the Company or Seller’s interest therein), and neither the Company nor the Seller expect any such notice or request to be issued. Neither the Company nor the Seller has filed any document or entered into any agreement with a Governmental Body waiving or extending the statute of limitations or the period of assessment or collection of any Taxes. Any deficiency or assessment relating to any amount of Taxes resulting from any completed audit or examination of the Company or of the Seller (in relation to the Company or Seller’s interest therein) by any Governmental Body or any concluded litigation has been timely paid in full.

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(e)          No claim has ever been made in writing with respect to the Company or the Seller (in relation to the Company or Seller’s interest therein) by any Governmental Body in a jurisdiction: (i) in which the Company or the Seller does not file or has not filed Tax Returns that the Company or the Seller is, was or may be subject to taxation by that jurisdiction, or (ii) where the Company or the Seller files or filed Tax Returns but does not or did not compute his or its Tax on the basis of his or its net income attributable to such jurisdiction, that it is, was or may be subject to Tax on the basis of his or its net income attributable to such jurisdiction. The Company does not conduct business in, or derive income from, within or allocable to, any state, local or foreign Taxing jurisdiction (x) other than those for which all Tax Returns have been provided to Purchaser or (y) that could reasonably result in a requirement to file a Tax Return in that jurisdiction of a type that the Company, or the Seller (in relation to the Company or its interest therein), have not filed previously, or to pay Taxes to that jurisdiction on a basis different from the basis, if any, on which the Company or the Seller (in relation to the Company or its interest therein), previously paid Taxes to that jurisdiction.

Section 3.16         Employment Matters. Section 3.16 of the Disclosure Schedule sets out (i) the obligations or liabilities, fixed or contingent, arising out of or with respect to any the employment by the Company of any individual and (ii) the benefit plans or programs, currently in effect, with respect to any current or former director, officer, employee (as applicable) or contractor of the Company or their dependents or beneficiaries.

Section 3.17         Legal Matters. There are no Proceedings or Claims pending or, to the Company's Knowledge, threatened (i) against the Company or any of its assets or properties or (ii) to the Company’s Knowledge, against any of its directors, officers, employees or Affiliates, which, with respect to this clause (ii) are related to or affect the Company’s operations, the Business or the Company’s assets or the consummation of the transactions contemplated hereby. The Company is not currently a plaintiff in any Proceeding. There are no Proceedings or Claims pending or, to the Company’s Knowledge, threatened, that question the validity of this Agreement or any of the Transaction Documents, or the right of the Company or the Seller, to enter into this Agreement or any of the Transaction Documents to which such Person is a party (as applicable) or to consummate the transactions contemplated hereby and thereby. The Company is not subject to any Order in which it is named, and its assets are not subject to any Order in which such assets are specifically identified.

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Section 3.18         Customers, Sales Agents and Suppliers. Section 3.18 of the Disclosure Schedule lists the customers and sales agents of the Company and, measured by expense, the twenty (20) largest suppliers (other than professional advisors such as attorneys and accountants) of the Company, in each case, for the one (1) year period prior to the date of this Agreement. The Company has not, during the two (2) year period prior to the date of this Agreement, been involved in any material dispute with any of its customers, sales agents or suppliers. During the one (1) year period prior to the date of this Agreement, none of the customers, sales agents or suppliers of the Company has canceled or otherwise terminated, or, to the Company’s Knowledge, expressly threatened in writing to cancel or otherwise terminate or not renew, its relationship with the Company. The Company has not received any notice or other communication from any customer, sales agent or supplier of the Company stating that the transactions contemplated by this Agreement will materially and adversely affect the relations of the Company with any customer, sales agent or supplier.

Section 3.19         Warranties. The Company has made no express oral or written warranties with respect to the quality or absence of defects of the products or services which it has sold or performed which are in force as of the date hereof.

Section 3.20         Bank Accounts; Powers of Attorney. Section 3.20 of the Disclosure Schedule sets forth (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and (b) the name of each Person authorized to draw thereon or to have access thereto and the names of each Person, if any, holding powers of attorney from the Company.

Section 3.21         Brokers’ and Finders’ Fees. No agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of the Company or any of its representatives or Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission that is payable by the Company after the Closing as a result of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to Purchaser entering into this Agreement and consummating the transactions contemplated by this Agreement and the Transaction Documents, Seller hereby represents and warrants to Purchaser as follows:

Section 4.1           Organization and Standing. Seller is duly organized, validly existing and in good standing under the laws of the state of its formation, and Seller is qualified to do business and in good standing in each other jurisdiction in which the failure to so qualify and be in good standing would materially and adversely affect Seller’s ability to perform its obligations under this Agreement and the Transaction Documents to which it is or will become a party or to consummate the transactions contemplated hereby and thereby. Seller has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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Section 4.2           Authority; Enforceability. Seller has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which he or it is or will become a party, to perform his and its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each Transaction Document to which it is or will become a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and each Transaction Document to which Seller is or will become a party has been, or when executed shall be, duly executed and delivered by Seller. This Agreement, assuming that this Agreement is a valid and binding obligation of Purchaser and the Company, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and each Transaction Document to which Seller is or will become a party, assuming that such Transaction Document is a valid and binding obligation of the other parties thereto, is, or when executed shall constitute, a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.3           No Violation. The execution and delivery by Seller of this Agreement and each Transaction Document to which Seller is or will become a party and the consummation by Seller of the transactions contemplated hereby and thereby, including the compliance and performance by Seller of the terms, conditions and provisions thereof, do not and will not: (a) violate or conflict with any provision of the Organization Documents of Seller, (b) violate or conflict with any Law applicable to Seller or by which Seller or any of his or its assets or properties are bound or affected, (c) with or without the passage of time or the giving of notice, or both, violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under, or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under, any Contract to which Seller is a party or by which Seller or any of his or its assets or properties are bound or affected or (d) result in the creation or imposition of a Lien on any of Seller’s Shares or other assets or properties.

Section 4.4           Consents. No consent, approval, waiver, order, permit or authorization of, or registration, application, qualification, designation, declaration, filing or notification with or to, any Governmental Body or any other Person, including a party to a Contract to which Seller is a party or by which any of his or its assets or properties are bound or affected, is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Transaction Documents to which Seller is or will become a party or the consummation by Seller of the transactions contemplated hereby or thereby.

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Section 4.5           Ownership. Immediately prior to the Closing, Seller was the sole record and beneficial owner of the Shares set forth opposite Seller’s name on Exhibit A and Seller owned such Shares free and clear of any and all Liens. At the Closing, assuming Purchaser has the requisite authority to be the lawful owner of the Shares, Seller is transferring to Purchaser good, valid and enforceable title in and to Seller’s Shares set forth across from Seller’s name on Exhibit A, free and clear of any and all Liens, other than Liens created or incurred by Purchaser or its Affiliates and other than restrictions on transfer under applicable federal and state securities law. Seller was not a party to any Contract with respect to: (a) the voting of any Shares; or (b) the transfer of any Shares (including any preemptive right, right of first offer, right of first refusal, participation right, “take along” right or similar right).

Section 4.6           Legal Matters. There are no Proceedings or Claims pending or, to the knowledge of Seller, threatened against Seller or any of his or its assets or properties, or any Orders outstanding against Seller, in each case that would adversely affect Seller’s ability to perform Seller’s obligations under this Agreement and the Transaction Documents to which Seller is or will become a party or to consummate the transactions contemplated hereby or thereby.

Section 4.7           Brokers’ and Finders’ Fees. No agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of Seller or any of Seller’s representatives or Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which, in any such case, the Company shall have any obligation.

ARTICLE V

OTHER COVENANTS AND AGREEMENTS

Section 5.1           Further Assurances. From time to time, as and when requested by any Party, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the Transaction Documents.

Section 5.2           Payments of Accounts Receivable. In the event that the Seller shall receive any instruments of payment of any of the accounts receivable of the Company, Seller shall forthwith deliver such instruments to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser. In the event Purchaser, the Company or any of their respective Affiliates shall receive any instruments of payment properly payable to the Seller, Purchaser shall deliver, or shall cause the Company or Purchaser’s or the Company’s respective Affiliates, as applicable, to deliver, such instruments to the Seller or its Affiliate, as applicable, endorsed where necessary, without recourse, in favor of such Person.

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Section 5.3           Non-Solicitation of Business Relations for the Benefit of Purchaser. In consideration of the benefits of this Agreement to the Seller and in order to induce Purchaser to enter into this Agreement, Seller hereby covenants and agrees that, during the Restrictive Covenant Period, Seller shall not, and Seller shall cause his or its Affiliates not to, directly or indirectly, except on behalf of or for the benefit of the Company, (a) solicit, sell to, provide services to, or assist the solicitation of, sale to, or providing to, or encourage, induce or entice any other Person to solicit, sell to or provide services to, any Person who is a customer of the Company at the time of such solicitation or other action or was a customer of the Company (or whom the Company is or was soliciting to become a customer of the Company) within the one (1) year period immediately preceding the Closing Date, for the purpose of (i) providing such Person with any product or service which directly or indirectly competes with the products or services provided by the Company to such Person or is in substitution for or in replacement of such products or services; (ii) altering, modifying or precluding the development of such customer’s business relationship with the Company; or (iii) reducing the volume of business that such customer transacts with the Company or (b) take any action that is intended, or could reasonably be expected, to discourage any Person who is presently (or was at any time during the one (1) year period immediately preceding the Closing Date) a lessor, licensor, supplier, licensee or other business associate or relation of the Company from entering into or maintaining, or to terminate, cease or otherwise adversely change, its relationship with the Company or in any other way deliberately interfere with the relationship between the Company and any such lessor, licensor, supplier, licensee or other business associate or relation.

Section 5.4           Non-Solicitation for Employment for the Benefit of Purchaser. In consideration of the benefits of this Agreement to the Seller and in order to induce Purchaser to enter into this Agreement, Seller hereby covenants and agrees that, during the Restrictive Covenant Period, Seller shall not, and Seller shall cause his or its Affiliates not to, directly or indirectly, (a) solicit or attempt to solicit for employment, hire or attempt to hire, engage or attempt to engage or in any other way induce or attempt to induce to leave the employ of or engagement by the Company, any Person who is, on the date of such solicitation or attempted solicitation, hiring or attempted hiring, or engagement or attempted engagement, or who was, during the twelve (12) month period preceding such solicitation or attempted solicitation, hiring or attempted hiring, or engagement or attempted engagement, a director, officer, employee or consultant to the Company or (b) induce or attempt to induce any Person who is a director, officer, employee or consultant of the Company to leave the employ of or terminate or breach their respective agreements with the Company, or in any other way deliberately interfere with the relationship between the Company and any such Person; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not targeted towards the Company’s directors, officers, employees or consultants shall not be deemed to be a solicitation of such individuals in violation of this Section 5.4.

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Section 5.5           GroupLive Assets and Liabilities.

(a)          Section 5.5(a) of the Disclosure Schedule sets forth all of the assets of the Company related to the GroupLive platform (the “GroupLive Assets”) and Section 5.5(b) of the Disclosure Schedule sets forth all of the Liabilities (the “GroupLive Liabilities”) related to the GroupLive Assets.

(b)          Purchaser and Seller agree that, from the date hereof until the earliest time that Seller shall have established an alternative platform for its business related to the GroupLive Assets but not to exceed four (4) months from the date hereof (the “Transition Period”), (i) Purchaser shall cause the Company to continue to operate the GroupLive Assets for the benefit of Seller and its customers to the same extent such assets have been operated prior to the Closing Date, and (ii) Seller shall be solely responsible for the GroupLive Liabilities and shall reimburse the Company in full for any payments made by the Company in respect of the GroupLive Liabilities.

(c)          Seller agrees to take all actions necessary to assume fully the GroupLive Liabilities and to cause any Liens on the assets of the Company to be released on or before the end of the Transition Period. Upon Seller’s confirmation to Purchaser that Seller has assumed fully the GroupLive Liabilities and caused any such Liens to be released and Purchaser’s reasonable satisfaction therewith, Purchaser agrees to provide Seller, or its representatives, with access to the Company’s property during normal business hours to remove the GroupLive Assets and to allow Seller to so remove, and cause the Company to assist with such removal to the extent necessary, the GroupLive Assets.

(d)          Purchaser and Seller agree to cooperate and take all actions reasonably necessary to effectuate the provisions of this Section 5.5. Notwithstanding anything in this Section 5.5 to the contrary, Purchaser and Seller acknowledge that the GroupLive Assets and GroupLive Liabilities are to be considered excluded assets and liabilities of the Company as if identified on Exhibit B and any Indebtedness included in the GroupLive Liabilities shall be considered Excluded Indebtedness hereunder.

Section 5.6           Dispute Resolution Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding, complaint or demand after the Closing in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Company, each of the other Parties shall cooperate with the other Parties and their counsel in the contest or defense, make available their personnel at reasonable times and places, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ArticleVII); provided that no Party shall be obligated to provide such cooperation in connection with a Proceeding in connection with this Agreement

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Section 5.7           Release of Intercompany Loan. Seller hereby releases, without any further action on behalf of Seller or the Company, the Company from its obligations under the intercompany loan from Seller to the Company with an unpaid balance as of the date hereof of Five Hundred Seventy Seven Thousand Two Hundred Fifty Six Dollars and Fifty Nine Cents ($577,256.59).

Section 5.8           Reimbursed Rent Overpayment. Purchaser acknowledges that the Company is seeking repayment of an overpayment of rent to a landlord for a period of time prior to the Closing . Purchaser agrees to cause the Company to use commercially reasonable efforts to recover the overpayment amount and, upon any recovery thereof, to make payment of any recovered amount relating to any time period prior to the Closing to Seller by immediately available funds within five (5) business days of receipt.

ARTICLE VI

TAX MATTERS

Section 6.1           Payment of Taxes; Preparation and Filing of Tax Returns.

(a)          The Seller shall be responsible for payment of the following Taxes (or the non-payment thereof):

(i)          All Taxes of the Company, or for which the Company is liable, for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period except that, if the Purchaser does not elect to have a 338(h)(10) Election pursuant to Section 6.2, Seller will not be liable for (i) any Tax due to a transaction occurring after the Closing which is not within the ordinary course of business or (ii) any Tax incurred as a result of an election by the Purchaser with respect to the Company pursuant to Section 338(g) of the Code; and

(ii)         all Taxes of the Seller (in relation to the Company or the Seller’s interest therein) for all Taxable periods;

in each case including all Taxes of the Company or of the Seller resulting from the transactions contemplated by this Agreement.

Section 6.2           Tax Election

(a)          At Purchaser’s election, the Seller shall join with Purchaser in making, and shall take any and all action necessary to effect, a timely election under Code Section 338(h)(10) (and any corresponding election under applicable state, local or foreign Tax Law) with respect to the purchase by the Purchaser of the Shares (the “338(h)(10) Election”). The Seller shall include any income, gain, loss, deduction or other Tax item resulting from the 338(h)(10) Election on Seller’s Tax Returns to the extent and in the manner required by applicable Law, and shall timely file such Tax Returns and pay the Taxes reported on such Tax Returns. The Seller shall also be responsible for and shall pay any Tax imposed on the Company attributable to the making of the 338(h)(10) Election.

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(b)          Promptly after making the Section 338(h)(10) Election, Purchaser and Seller shall work in good faith to allocate the portion of the Purchase Price allocated to the Shares, the liabilities of the Company and any other relevant items (the “338(h)(10) Consideration”) among the assets of the Company.

(c)          Notwithstanding anything in this Agreement to the contrary, as a condition to making the 338(h)(10) Election, Purchaser will make a payment to the Seller in an amount sufficient to pay the sum of (i) the amount, if any, by which (A) the sum of the federal, state and local Taxes paid by the Company and the Seller as a result of the 338(h)(10) Election, including any administrative or other charges or expenses, exceeds or will exceed (B) the sum of the federal, state and local Taxes that would have been paid by the Company and the Seller had the sale of the Shares to Purchaser occurred pursuant to the terms of this Agreement but no 338(h)(10) Election had been made.

ARTICLE VII

INDEMNIFICATION

Section 7.1           Indemnification of Purchaser.

(a)          From and after the Closing (but subject to the terms and conditions of this Article VII), the Seller shall indemnify, defend and hold harmless Purchaser, each of Purchaser’s Affiliates (including the Company) and each of its and their respective officers, directors, managers, members, partners, stockholders, equity holders, employees, representatives, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any and all Losses suffered or incurred by any Purchaser Indemnitee arising out of, resulting from or relating to: (i) any breach of or inaccuracy in any representation and warranty made by the Seller in Article III or Article IV, (ii) any non-fulfillment or breach of any covenant or agreement made by or to be performed by the Seller set forth in this Agreement; (iii) any Claim or Proceeding instituted, on or after the Closing Date, related to the matter identified on Schedule 7.1 (the “Identified Dispute”); (iv) any Company Transaction Expenses that are outstanding after the Closing and not reflected in the Final Net Working Capital; (v) any Excluded Indebtedness outstanding immediately prior to the Closing that is not satisfied in full at the Closing; or

(vi)        any Taxes for a pre-Closing Tax Period or a Straddle Period for which Seller is responsible pursuant to Article VI. Notwithstanding the foregoing, and for the avoidance of doubt, no Seller Indemnitee will be a Purchaser Indemnitee by reason of such Seller Indemnitee’s position with the Company or otherwise.

Section 7.2           Indemnification of the Seller. From and after the Closing (but subject to the terms and conditions of this Article VII), Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and each of their respective trustees, beneficiaries, representatives, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by any Seller Indemnitee arising out of, resulting from or relating to: (a) any breach of or inaccuracy in any representation and warranty made by Purchaser in Article II or (b) any non- fulfillment or breach of any covenant or agreement made by or to be performed by Purchaser set forth in this Agreement.

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Section 7.3           Limitation of Indemnification Obligations.

(a)          Purchaser Threshold. The Purchaser Indemnitees shall be entitled to indemnification under Section 7.1(a)(i) only if the aggregate amount of all Losses incurred by the Purchaser Indemnitees with respect to any and all breaches of or inaccuracies in the representations and warranties of the Seller contained in Article III or Article IV exceeds Thirty Five Thousand Dollars ($35,000) (the “Aggregate Threshold”); provided, however, that if the aggregate amount of all such Losses exceeds the Aggregate Threshold, the Purchaser Indemnitees shall be entitled to indemnification only for the amount of such Losses in excess of the Aggregate Threshold; provided, further, however, that notwithstanding the foregoing, the Aggregate Threshold shall not apply to the Fundamental Representations of the Seller and, accordingly, any claims by a Purchaser Indemnitee in respect of a Fundamental Representation of the Seller shall be indemnified hereunder from the first dollar of any applicable Losses.

(b)          Seller Threshold. The Seller Indemnitees shall be entitled to indemnification under Section 7.2(a) only if the aggregate amount of all Losses incurred by the Seller Indemnitees with respect to any and all breaches of or inaccuracies in the representations and warranties of Purchaser contained in Article II exceeds the Aggregate Threshold; provided, however, that if the aggregate amount of all such Losses exceeds the Aggregate Threshold, the Seller Indemnitees shall be entitled to indemnification only for the amount of such Losses in excess of the Aggregate Threshold; provided, however, that notwithstanding the foregoing, the Aggregate Threshold shall not apply to the Fundamental Representations of Purchaser and, accordingly, any claims by a Seller Indemnitee in respect of a Fundamental Representation of Purchaser will be indemnified hereunder from the first dollar of any applicable Losses.

(c)          Purchaser Cap. Subject to Section 7.3(g), the maximum aggregate amount of Losses for which indemnification is required to be made by the Seller individually with respect to the matters referred to in Section 7.1(a)(i) is an amount equal to One Million Dollars ($1,000,000) (the “General Indemnity Cap”).

(d)          Seller Cap. Subject to Section 7.3(g), the maximum aggregate amount of Losses for which indemnification is required to be made by Purchaser with respect to the matters referred to in Section 7.2(a) is the General Indemnity Cap

(e)          Survival of Representations. The representations and warranties made in this Agreement shall survive the Closing through and including the first anniversary of the date of this Agreement; provided, however, that (a) the representation set forth in Section 3.15 (Taxes) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations (including extensions thereof) with respect to such matters; and (b) the Fundamental Representations shall survive indefinitely; provided, however, that any claims of a breach of any such surviving representation or warranty made in good faith in writing and received by an Indemnifying Party prior to such termination date will survive such date to the extent of the facts alleged in such claim. The parties hereto specifically intend that the statutory statutes of limitations applicable to the respective representations and warranties be superseded and replaced by the survival periods contained herein. The covenants and agreements contained in this Agreement and the other Transaction Documents to be performed or complied with on or after the Closing (other than the covenant and agreement to indemnify against breaches of certain representations and warranties, which will survive only until the expiration of the underlying representation and warranty) will survive indefinitely the execution and delivery of this Agreement and the other Transaction Documents, the Closing and the consummation of the transactions contemplated hereby and thereby.

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(f)          No Consequential Damages. Other than with respect of any Third Party Claims, no Party shall have any liability to a Purchaser Indemnitee or a Seller Indemnitee hereunder for punitive, indirect, consequential, special, incidental or exemplary damages, or damages measured based on loss of future revenue, income or profits, diminution in value or loss of business opportunity or reputation, of such Person.

(g)          Fraud. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that, in the event of fraud in connection with the representations and warranties, nothing in this Agreement shall limit (i) any Party’s rights or (ii) the amount of Losses recoverable by a Party against the Party committing such fraud.

(h)          Exclusive Remedy. Subject to Section 7.3(g) and Section 8.12 hereof, the indemnification provided for in this Article VII will constitute the sole remedy of any party to this Agreement with respect to breaches by any other party to this Agreement of any of the representations, warranties, agreements or covenants contained in this Agreement.

Section 7.4           Indemnification Claim Procedure.

(a)          If any Purchaser Indemnified Party or Seller Indemnified Party, as applicable (in the capacity as a Person seeking indemnification under this Article VII, the “Indemnified Party”), obtains actual knowledge of any matter that the Indemnified Party believes will entitle the Indemnified Party to indemnification from another Party under this Article VII (in the capacity as a Person against whom indemnification is sought under this Article VII, the “Indemnifying Party”), the Indemnified Party shall promptly thereafter deliver to the Indemnifying Party a notice thereof (a “Notice of Claim”) describing such matter in reasonable detail, the basis for the indemnification obligation and, to the extent reasonably estimable, the estimated Losses resulting therefrom; provided, however, that any failure to give such notification on a timely basis or to provide any particular details therein shall not relieve the Indemnifying Party of its obligation to indemnify any Indemnified Party hereunder except to the extent that such failure to provide, delay in providing or omission of any particular detail actually and materially prejudices the ability of the Indemnifying Party to defend against such matter.

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(b)          The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days following the date that the Notice of Claim is delivered to the Indemnifying Party (the “Response Period”). Any Claim Response must specify whether or not the Indemnifying Party disputes the claim(s) described in the Notice of Claim and, if known, describe in reasonable detail the basis for each such dispute and include supporting materials. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party shall be deemed not to dispute the claim(s) described in the related Notice of Claim. If the Indemnifying Party gives a Claim Response with the Response Period but does not in such Claim Response dispute all of the claim(s) made in the related Notice of Claim, the Indemnifying Party shall be deemed not to dispute the undisputed claim(s) described in the related Notice of Claim. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Notice of Claim, Purchaser and the Seller shall promptly meet in good faith to resolve the dispute. If Purchaser and the Seller do not resolve a dispute regarding a claim within thirty (30) days following the date that the Notice of Claim is delivered to the Indemnifying Party, either the Indemnifying Party or the Indemnified Party may submit the dispute to a court of competent jurisdiction for resolution. Upon final resolution of such dispute, whether by agreement among Purchaser and the Seller or by a final, non-appealable determination by a court of competent jurisdiction, if it is determined that any indemnification payment is required pursuant to this Article VII shall be paid to the Indemnified Party.

(c)          Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the settlement or an adverse judgment of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party, (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively, competently and diligently and at its own costs and expense, and (iii) the Third Party Claim does not involve injunctive relief, specific performance or other similar equitable relief, or any criminal allegations, or a proceeding in which Purchaser or any of its Affiliates is named as a party and where the underlying claims in the proceeding are of a nature that would, if a judgment was entered against Purchaser or such Affiliates, reasonably be anticipated to substantially and adversely affect the goodwill or reputation of Purchaser or such Affiliates. So long as the conditions set forth in this Section 7.4(c) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with this Section 7.4(c), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense, (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) involves any finding or admission of any violation of Law or any violation of the rights of any Person and would have any adverse effect on any other claims that may be made against the Indemnified Party, or (C) does not include a provision whereby the plaintiff or claimant in the matter completely, finally and unconditionally releases the Indemnified Party from all Liability with respect thereto, and (v) the Indemnified Party shall, at the Indemnifying Party’s request and at the Indemnifying Party’s expense, reasonably cooperate in the defense of the matter including making available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating therefore as is reasonably required by the Indemnifying Party, subject to such reasonable confidentiality requirements as the Indemnified Party may request and any applicable privilege protections. In the event that the conditions in this Section 7.4(c) are not satisfied or become unsatisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim to the entire exclusion (including with respect to settlement or entry of judgment) and at the expense of the Indemnifying Party. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

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Section 7.5           Resolution of the Identified Dispute. The Parties acknowledge that the Seller has indemnified the Purchaser Idemnitees for the Identified Dispute pursuant to Section 7.1(a)(iii) hereof and that any settlement of such dispute shall be subject to the provision of Section 7.4 hereof. Prior to the Dispute Holdback Expiration Date, Purchaser agrees not to make any payment to a third party or any settlement of the Identified Dispute without the consent of the Seller, which shall not be unreasonably withheld. Notwithstanding the foregoing, if any Purchaser Idemnitee shall make any payment to a third party with respect to the Identified Dispute, either with the consent of Seller or pursuant to any Order, then Purchaser shall be entitled to offset such amount (up to the Dispute Holdback Amount) against any payment to be made by Purchaser pursuant to Section 1.2(b) hereof as partial (or, if in a sufficient amount, full) satisfaction of Seller’s indemnification obligations with respect to such Identified Dispute.

ARTICLE VIII

MISCELLANEOUS

Section 8.1           Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall pay its own expenses (including investment banking, brokerage, legal, accounting and other professional fees and expenses) incurred in connection with the negotiation of this Agreement, the performance by such Party of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

Section 8.2           Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally; (b) mailed using certified or registered United States mail with postage prepaid; or (c) sent by next-day or overnight mail or delivery using a nationally recognized overnight courier service, as follows:

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Notices to the Seller:

GBS Enterprises Incorporated

585 Molly Lane Woodstock, GA 30189

Attention: Corporate Counsel

Notices to Purchaser or the Company:

Global Telecom & Technology, Inc.

8484 Westpark Drive

Suite 720

McLean, VA 22101

Attention: General Counsel

A Party may designate a new address to which notices, requests, demands, waivers and other communications shall thereafter be transmitted by providing written notice to that effect to the other Parties. Each notice, request, demand, waiver or other communication transmitted in the manner described in this Section 8.2 shall be deemed to have been provided, received and become effective for all purposes hereunder (i) when delivered personally to the recipient, if delivered personally, (ii) four (4) business days after being mailed by certified or registered United States mail, postage prepaid, (iii) one business day after being sent by next-day or overnight mail or delivery using a nationally recognized overnight courier service, or (iv) when presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

Section 8.3           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (whether in whole or part, voluntarily or involuntarily, by operation of law, merger, consolidation, dissolution or otherwise) by any Party without the prior written consent of (a) in the case of Seller, Purchaser, and (b) in the case of Purchaser, the Seller. No assignment or delegation shall relieve any Party of its responsibility for the performance of any obligation.         Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

Section 8.4           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to such Parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided to the maximum extent permitted by applicable Law. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

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Section 8.5           Interpretation. All references in this Agreement to annexes, exhibits, schedules, articles, sections, subsections and other subdivisions refer to the corresponding annexes, exhibits, schedules, articles, sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any articles, sections, subsections or other subdivisions of this Agreement (including the Disclosure Schedule) are for convenience only and shall be disregarded in construing the language hereof. Annexes, exhibits and schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes. Whenever the term “include,” “includes,” or “including,” is used in this Agreement in connection with the listing of items, that listing is illustrative only and is not a limitation on the general scope of the classification, or as an exclusive listing of the items within the general scope. Each defined term used in this Agreement has a comparable meaning when use in its plural or singular form.

Section 8.6           Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 8.7           Amendment and Waiver. This Agreement may not be amended except by an instrument in writing executed by the Company (with the prior approval of the Company’s board of directors), Purchaser and the Seller, which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended. Any provision of this Agreement may be waived at any time by (a) Purchaser, by delivery by Purchaser of a written instrument executed by Purchaser, which states that it constitutes a waiver of this Agreement and specifies the provision(s) that are being waived; (b) by the Seller, by delivery by Seller of a written instrument executed by Seller, which states that it constitutes a waiver of this Agreement and specifies the provision(s) that are being waived and (c) by the Company, by delivery by the Company of a written instrument executed by the Company (with the prior approval of the Company’s board of directors), which states that it constitutes a waiver of this Agreement and specifies the provision(s) that are being waived. No waiver by any Party of any provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other provision of this Agreement on any future occasion. No failure or delay by any Party in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

Section 8.8           Entire Agreement. This Agreement, including the annex, exhibits and schedules hereto, along with the Transaction Documents, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, by or among the Parties with respect to the subject matter hereof, including any letter of intent, term sheet or memorandum of terms entered into or exchanged by the Parties or any of their respective Affiliates.

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Section 8.9           Counterparts. This Agreement may be executed in one or more counterparts, all of which (when executed and delivered) shall be considered one and the same Agreement and shall become effective when one or more counterpart signature pages have been signed by each Party and delivered by each Party to the other Parties, it being understood that each of the Parties need not sign the same counterpart. Counterparts may be delivered by facsimile or other electronic transmission method (including pdf), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.10         Governing Law. THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ALL RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ALL DISPUTES AND PROCEEDINGS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE FOREGOING SHALL BE CONSTRUED AND GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. ANY ACTION SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE, TO WHICH JURISDICTION AND VENUE EACH OF THE PARTIES CONSENTS.

Section 8.11         No Third Party Beneficiaries. No Person other than Purchaser, the Company and the Seller has, is intended to have, or shall have any rights, remedies, obligations or benefits under any provision of this Agreement, other than (a) any heirs, executors, administrators, legal representatives, successors and permitted assigns of the Parties under Section 8.3 (who are intended third party beneficiaries of this Agreement) and (b) the Purchaser Indemnitees and the Seller Indemnitees (who are intended third party beneficiaries of Article VII).

Section 8.12         Remedies. Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A Party’s right to specific performance or injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SELLER:

GBS ENTERPRISES INCORPORATED

By :	/s/ Gary D. MacDonald
Name:	Gary D. MacDonald
Title:	Interim Chief Executive Officer

COMPANY:

IDC GLOBAL, INC.

By:	/s/ Jan Daiker
Name:	Jan Daiker
Title:	Chief Operating Officer

PURCHASER:

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:	/s/ Chris McKee
Name:	Chris McKee
Title:	General Counsel and Corporate Secretary

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EXHIBIT A

Stockholders List

Stockholder	Common Shares	Percentage Interests
GBS Enterprises Incorporated	100	100%

TOTALS:	100	100%

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ANNEX A

DEFINITIONS

PART I - DEFINITIONS:

As used in the Agreement, each of the following terms has the meaning given in this Annex A:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“business day” means any day of the year other than: (a) any Saturday or Sunday; or (b) any other day on which the banks located in the State of Illinois are closed for business.

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Body, or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that would reasonably be expected to result in a Loss.

“Company Transaction Expenses” means all expenses incurred by or on behalf of the Seller or, prior to the date hereof, the Company in connection with the Transaction Documents and the transactions contemplated.

“Contract” means any contract, agreement, instrument, lease, sublease, loan agreement, indenture, bond, note, mortgage, license, sublicense, purchase or sale order, quotation or other arrangement, commitment, plan, understanding, undertaking or other obligation, whether written or oral, that is binding or enforceable on at least one of the parties thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disclosure Schedule” means the disclosure schedule setting forth exceptions to the representations and warranties made by the Seller in Article III, which is incorporated by reference into this Agreement and thereby made a part hereof.

“Excluded Indebtedness” shall mean any and all Indebtedness identified on Exhibit B.

“Fundamental Representations” means those representations and warranties contained in Sections 2.1, 2.2, 3.1, 3.2, 4.1 and 4.2.

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“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any federal, state, regional, county, city, local, municipal, foreign or other government or quasi-governmental entity or authority or any department, branch, agency, commission, board, subdivision, bureau, agency, official, political subdivision or other instrumentality of any of the foregoing, any administrative or regulatory body obtaining authority from any of the foregoing, and any court, tribunal, judicial or arbitral body, mediation or conciliation or self-regulatory authority.

“Identified Dispute” has the meaning assigned to it in Section 7.1.

“Indebtedness” means, with respect to any Person, without duplication, (a) any obligation of such Person (i) constituting the principal amount, plus any related accrued and unpaid interest, fees, expenses and prepayment premiums or penalties, of indebtedness for borrowed money; (ii) evidenced by any note, bond, debenture, bankers acceptance, letter of credit or other instrument, facility or debt security (including a purchase money obligation); (iii) upon which interest charges (other than late payment charges) are customarily paid or owed; (iv) issued or assumed as the deferred purchase price of property or services, conditional sale obligations and obligations under any title retention agreement; or (v) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) any synthetic lease obligations, sale-leaseback obligations and other similar indebtedness obligations, whether secured or unsecured; (c) any direct or indirect guarantee (or keepwell agreement) by such Person of any indebtedness of any other Person described in the preceding clause (a); (d) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument (other than those issued in respect of performance obligations in the ordinary course); (e) any obligations under interest rate, currency and other derivative Contracts; and (f) any preferred stock or similar security or equity interest having a preference over the common equity of such Person in a liquidation, dissolution, or winding-up of such Person or otherwise.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) copyrights, mask works, and other works of authorship; (b) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures, together with all divisions, continuations, continuations-in-part, reissues, revisions, additions, extensions, and reexaminations thereof and all industrial designs, industrial models and utility models; (c) trade marks, service marks, trade dress, logos, slogans, trade names, Internet domain names, corporate names, and all other designations of origin, and all goodwill associated with the foregoing; (d) software, computer hardware and information technology systems; (e) rights or interests protected by non-statutory or common law evidenced by or embodied in any idea, design, concept, process, technology, invention, discovery, enhancement, improvement or information and data (including formulae, procedures, protocols, techniques and results of experimentation and testing), regardless of patentability, including trade secrets and know-how; (f) moral and economic rights of authors and inventors, however denominated; (g) all other proprietary and intellectual property rights; (h) all appurtenances related to, and derivative works and improvements of, any of the foregoing; (i) all Contracts, applications, registrations, extensions and renewals related to any of the foregoing, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction; and (j) copies and tangible embodiments of any of the foregoing in whatever form or medium.

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“Knowledge of the Company” or variations thereof as used herein will be limited to the actual knowledge after reasonable due inquiry of each of Gary MacDonald, Jan Daiker and Markus Ernst.

“Law” means any constitutional provision, statute, ordinance, law (including common law), rule, regulation, code, plan, decree, injunction, judgment, Order, ruling, assessment or writ of any Governmental Body, or any legally binding regulatory policy statement, binding guidance, binding directive or decree of any Governmental Body, in each case as any of the foregoing may be in effect from time to time.

“Liability” with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for payment, Indebtedness, payment obligation or other sum that is or may become due.

“Lien” means any lien (including any Tax lien), mortgage, security interest, pledge, deposit, option, infringement, charge, claim, deed of trust, hypothecation, mortgage, contingent sale, title retention, lease or sublease, building or use restriction, adverse claim, right or intent, covenant, easement, encroachment, defect or other matter affecting title, conditional sales agreement, or other encumbrance or restriction (including a restriction on transfer such as a right of first refusal) of any nature or kind, whether voluntarily or involuntarily incurred, arising by operation of Law, by Contract or otherwise, and including any Contract to give any of the foregoing in the future.

“Losses” means any and all Liabilities, Proceedings, Claims, losses, demands, assessments, adjustments, costs, awards, judgments, settlement payments, fines, penalties, Taxes, interest, damages, costs, deficiencies and expenses, including any and all reasonable expenses incurred in connection with investigating, defending or asserting any of the foregoing (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, consultants, expert witnesses, accountants and other professionals).

“Material Adverse Effect” means any change, effect, matter, event, fact, condition, circumstance, occurrence or development that, individually or in the aggregate, is or would reasonably be expected to (a) be materially adverse to the business, assets or properties (including intangible assets or properties), liabilities, condition (financial or otherwise), operations or operating results or prospects of the Company, or (b) materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

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“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, stipulation, award, order (including any consent decree or cease and desist order) or determination of any kind issued, promulgated or entered by or with any Governmental Body.

“Organizational Documents” of a Person means: (a) the certificate of incorporation, certificate of trust or similar document(s) filed with a Governmental Body, which filing forms or organizes such Person; and (b) the bylaws, trust agreement or similar document(s), whether or not filed with a Governmental Body, which organize and/or govern the internal affairs of such Person, in the case of each of the foregoing clauses (a) and (b), as in effect at the time in question.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Company and are accrued in full on the Financial Statements, (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business, and (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation arising or incurred in the ordinary course of business (and without any violation of applicable Law).

“Person” means a natural person, a partnership, a corporation, a company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business enterprise or a Governmental Body.

“Proceeding” means any suit, action, cause of action (whether at law or in equity), arbitration, audit, hearing, investigation, litigation, claim, complaint, administrative or similar proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Restrictive Covenant Period” means from the date hereof through and including the first anniversary of the date hereof.

“Tax” or “Taxes” means any and all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, service, recording, import, export, estimated or other tax, assessment, fee, levy, duty, tariff or similar charge of any kind of any Governmental Body, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty or addition thereto, whether disputed or not, and including any Liability in respect of any of the foregoing payable by reason of Contract, assumption, transferee liability or operation of law or as an indemnitor or in a similar capacity.

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“Tax Return” means any return, report, declaration, information return, claim for refund or other document furnished or required to be furnished to a Governmental Body or other Person with respect to any Tax, including any information return or report or statement with respect to payments to any Person or backup withholding, and including any schedule or attachment thereto and any amendment thereof.

“Third Party Claim” means the obligations of an Indemnifying Party under this with respect to Losses arising from any claims of any third party which are subject to the indemnification provided for in Article VII.

“Transaction Documents” means any other document or instrument (other than this Agreement) to be entered into by or among the Parties in connection with the transactions contemplated by this Agreement.

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